Mr. Don Apple                                  May 17, 2006
Saint John’s Health System
2015 Jackson Street                                   CONFIDENTIAL
Anderson, IN 46016

Engagement Agreement for Revenue Cycle Management Services

Dear Don:

KMS offers great depth in experience in accounts receivable management with our staff. We have worked with your physicians’ practices and your staff in every office. We have supported your implementation of dbc Practice Management for revenue cycle management by your billing department for many years. As a result of this experience and relationship, we are pleased to submit this engagement agreement between KMS Computer Services, Inc. (“KMS”) and St. Vincent Madison County Health System, Inc. d/b/a Saint John's Health System (“Saint John’s”).

To recap our discussions, we understand the goals of this engagement are for KMS to manage current medical practice revenues and maximize collections of Saint John’s medical practices’ existing Accounts Receivable. We will probably modify some of the current procedures to further improve the effectiveness of the revenue cycle process. Additionally, Saint John’s would like to retain existing employees for subsequent transfer to other hospital departments during the period of this engagement.

A. Scope of Services, Responsibilities, Term and Termination, Fees, and Payment.

1.	Services Provided
1.1.
KMS will provide an on-site Provider Advocate (“PA”) to manage revenue cycle operations within your current office. This PA will have management authority over the named Saint John’s employees listed in Appendix A. The PA will be available both on-site and by mobile phone Monday through Friday from the hours of 7:00 a.m. to 7:00 p.m. This PA shall be supported by KMS’ management and staff personnel located in the Kokomo office.

1.2.	The combined office (KMS plus Saint John’s employees) will be responsible for:
1.2.1.	Posting of all payments, credits, debits and adjustments
1.2.2.	Filing of all third party claims electronically or on forms
1.2.3.	Producing and delivering patient statements
1.2.4.	Re-filing and correction of any claims rejected with technical errors
1.2.5.	End of month reports provided to Hospital for all practices
1.2.6.	Work with Practice Administrator on practice's behalf.
1.2.7.	Provide telephonic support for patients and clinics during business hours (Mo-Fr, 8:30 a.m. to 4:00 p.m.)
1.2.8.	Identify unsuccessful collection accounts for transfer to bad debt.
1.2.9.	Work closely with Providers on coding issues
1.2.10.	Advise Provider of coding inconsistencies.
1.2.11.	Participate in management meetings monthly with Hospital

2.	KMS Responsibilities and Authority
2.1.	The Provider Advocate will assume the role and responsibilities of the former Saint John’s department supervisor to include:
2.1.1.	Working with Saint John’s Human Resource department for all employee reviews, employee scheduling, and retention/termination of the Named Resources
2.1.2.	Coordinating, communicating, and collaborating with a Saint John’s manager on all employee relocations, employee reports, sick/vacation time approvals, and other related matters.
2.1.3.	Approve all office and work area supply requisitions

3.	Saint John’s Responsibilities
3.1.	Support KMS’ efforts by informing patients, payers, and providers of KMS’ involvement and authority to act on behalf of Saint John’s for revenue cycle management
3.2.	Support existing departmental employees by continuing to:
3.2.1.	Maintain existing payroll disbursements and accounting
3.2.2.	Maintain existing employee benefits, bonuses, and raises
3.3.
Ensure all provider practices supported by this engagement are billing through the dbc Practice Management software on Saint John’s data center operations pending their conversion to the new billing system software in the centralized billing office

3.4.
Saint John’s will provide the on-site PA and all other KMS support personnel with adequate communications and computing resources to include but not limited to VPN access to the software application for purposes of off-site billing support with KMS’ management and staff located in the Kokomo office.

4.	Term, Fees and Expenses.
4.1.	Term: The term of this contract shall be from the date of signature through one of the following events or unless terminated pursuant to section 4.1.3:
4.1.1.
KMS has successfully collected all accounts receivable remaining on the system subsequent to the conversion of provider practices to the centralized billing office and no further action can be taken; or,

4.1.2.
.Saint John’s has no new charges from a provider practice to the system and has delivered written notification to KMS of the transfer all aged accounts receivable remaining on the system to a Bad Debt account.

4.1.3.	Termination
4.1.3.1.
This engagement may be terminated ‘for cause’ by either party for breach of contract only after such breach has been communicated in writing and a thirty (30) day period to cure said breach has passed without a good faith effort to cure said breach.

4.1.3.2.	This engagement may be terminated by either party ‘without cause’ by delivery of a notice to terminate ninety (90) days in advance of the termination date.
4.2.	Fees: The fees for this service are a combination of refundable retainer and monthly compensation based on collected Accounts Receivable.
4.2.1.	Retainer: The retainer shall be twenty-five thousand dollars ($25,000) that shall be credited to Saint John’s invoice monthly in five (5) equal amounts of five thousand dollars ($5,000).
4.2.2.
Compensation: The Services provided by KMS are invoiced at Nine Percent (9%) of received collections during the contract period. These invoices will be adjusted by credits to Saint John’s account for those items listed in A 4.1 Retainer and A 4.3 Expense Reimbursement.

4.2.2.1.
‘Received Collections’ is the monies that are deposited in any lockbox or other banking account that are paid for charges entered into the dbc Practice Management system on behalf of provider practices.

4.2.2.2.
‘Contract Period’ is the period starting one business week after day of signature on this engagement through to the termination of this agreement by fulfilling the term (4.1.1 through 4.1.2) or through action(s) outlined in 4.1.3 Termination.

4.3.
Expense Reimbursement: KMS will assume responsibility for all direct expenses incurred by KMS’ personnel under this engagement. KMS will credit Saint John’s account for certain operational expenses directly related to the services provided as listed below:

4.3.1.
The base salary and base benefits for those Named Resources listed in Appendix A of this document. This credit to Saint John’s monthly invoice shall be posted in the month following the pay periods incurred and reflect actual pay and benefit costs.

4.3.2.
The monthly charge for electronic claims submission through the Saint John’s claim clearinghouse. These credits to Saint John’s monthly invoice shall be posted in the month following the periods incurred and reflect actual costs.

4.3.3.
A monthly credit for Office Supplies, Postage, and Printer Lease used by the department in the amount of six hundred and fifty dollars ($650). These credits to Saint John’s monthly invoice shall be posted in the month following the periods incurred.

4.4.	Method of Payment: All compensation owed to KMS will be remitted by check on a Net 30 basis.

C. Existing Agreement(s)

1.	KMS has an existing Business Associates Agreement with Saint John’s per HIPPA requirements. This agreement shall remain in force and extend to this engagement.
2.	Saint John’s and KMS have an existing Software Support Agreement for the dbc Practice Management System. The Software Support Agreement shall remain in full force.

D. Dispute Resolution. Saint John’s and KMS agree that any dispute, controversy, or claim related to or arising from the terms of this Agreement shall be settled by arbitration before any one mutually acceptable retired superior court judge, regardless of arbitration membership, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such dispute resolution shall be conducted in Indianapolis, Indiana in accordance with the applicable substantive laws of the State of Indiana. The prevailing party shall be entitled to all fees and costs arising therefrom, including, but not limited to, attorney's fees and costs.

F. Miscellaneous Provisions

1.
Corporate Compliance. Saint John's has in place a Corporate Responsibility Program ("Program") which has as its goal to ensure that Saint John's complies with federal, state and local laws and regulations. The Program focuses on risk management, the promotion of good corporate citizenship, including the commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct. KMS acknowledges Saint John's commitment to Corporate Responsibility and agrees to conduct all business transactions which occur pursuant to this Agreement in accordance with the Program, Hospital's Code of Conduct and Medicare billing requirements. Saint John's agrees to cooperate and comply with the corporate compliance program of KMS to the same extent as KMS is required to comply with the Program pursuant to this Section.

2.
Compliance with Standards. To the extent applicable to this Agreement, both parties will conduct their relationship under this Agreement in such a manner so as to comply with any applicable state licensing regulations, federal laws, Joint Commission on Accreditation of Healthcare Organizations standards, or American Osteopathic Association's Healthcare Facilities Accreditation Program standards.

3.
Exclusion from Federal Health Care Programs. KMS and Saint John's hereby represent and warrant to each other that neither has been nor is it about to be excluded from participation in any Federal Healthcare Program. KMS and Saint John's both agree to notify the other within one (1) business day of a party's receipt of a notice of intent to exclude or actual notice of exclusion from any such program. The listing of KMS or Saint John's owned subsidiary on the Office of Inspector General's exclusion list (OIG website) or the General Services Administration's Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals and entities shall constitute "exclusion" for purposes of this paragraph. In the event that either party is excluded from any Federal Healthcare Program, this Agreement shall immediately terminate. For the purposes of this paragraph, the term "Federal Healthcare Program" means the Medicare program, the Medicaid program, the Maternal and Child Health Services Block Grant program, the Block Grants for State for Social Services program, any state Children's Health Insurance program, or any similar program.

4.
Ethical and Religious Directives. The parties acknowledge that Saint John's is a member of Ascension Health and that the operation of Saint John's in accordance with the Ethical and Religious Directives for Catholic Health Care Services, as promulgated by the United States Conference of Catholic Bishops, Washington, D.C., of the Roman Catholic Church or its successor ("Directives") and the principles and beliefs of the Roman Catholic Church is a matter of conscience to Saint John's. It is the intent and agreement of the parties that neither this Agreement nor any part hereof shall be construed to require Saint John's to violate said Directives in its operation and all parts of this Agreement must be interpreted in a manner that is consistent with said Directives. In performing services under this Agreement, Saint John's and KMS shall conduct their activities in a manner consistent with said Directives.

G. Counterparts and Notices. This Agreement may be executed simultaneously in one or more counterparts, including faxes, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. All notices, amendments, requests, consents and other communications hereunder shall be in writing shall be delivered by registered or certified mail, return receipt requested, postage and fees prepaid, or by overnight courier, receipt signature required, or by fax transmission, with verification of the transmission received by the sender, to the parties as set forth below or at such other place as either party may, by written notice to the other, direct:

If to Saint John’s Hospital:      If to KMS:
Saint John’s Health System     KMS Computer Services, Inc.
2015 Jackson Street       121 West Sycamore Street
Anderson, IN 46016       Kokomo, IN 46901
Fax No.: (765) 646-8655      Fax No.: (765) 456-1091
Attn: Mr. Phil Hilger, Director     Attn: Mr. Kim Allbaugh

Signature Page Follows

Signature Page

Sincerely,

/s/ Kim Allbaugh
Kim Allbaugh
Vice-President
KMS Computer Services

Agreed By:
Saint John’s Hospital

/s/ Kyle DeFur
Name: Kyle DeFur
Title: President, Saint John’s Health System

Appendix A
Named Resources

▪	Jeannitta Ford, Employee number 400514

▪	Shari Daugherty, Employee number 400384

▪	Kathy Rector, Employee number 931082

▪	Angie Chase, Employee number 930620

▪	Mary Lambert, Employee number 402443

▪	Linda Abney, Employee number 933919

▪	Betty Knapp, Employee number 402455

▪	Linda Laird, Employee number 400937